CONTACT:	Michelle Zeisloft	FOR IMMEDIATE RELEASE
	Cooper Tire	January 20, 2012
(419) 423-1321
mrzeisloft@coopertire.com

Tentative Agreement Reached with the United Steelworkers in Texarkana

FINDLAY, OHIO, JANUARY 20, 2012 – COOPER TIRE & RUBBER COMPANY (NYSE: CTB) and United Steelworkers Local 752L reached a tentative agreement on a new four-year labor contract shortly before the current contract was scheduled to expire. Details of the agreement are being held pending presentation to the Union's membership. The proposal will be presented to Union members for ratification next week.

In a joint statement, the Union and the Company expressed their appreciation for the professionalism, hard work, and support of those participating in the negotiations as well as the workforce who put their trust in their representatives to reach a timely agreement.

"Both sides worked hard to reach a four-year agreement that both the plant and the community can be proud of," said David Boone, President of USW Local 752L. "Of all the negotiations I have been involved with, this one was conducted in the most professional manner. The local community should be proud of the negotiation teams that worked to keep good jobs in Texarkana. This plant is an integral part of the community, and it was important for all of us to work together to get this done."

Texarkana Plant Manager Scott Cole added, "The thoughtful and constructive analysis that went into reaching this agreement will serve us well as we continue to work together to make Texarkana even better than it is today. I am extremely pleased that our negotiating teams reached a responsible agreement that will benefit our employees and our customers for many years to come."

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (Cooper) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies, located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire, www.twitter.com/coopertire.

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